January 7, 2008

US Securities and Exchange Commission

Office of the Chief Accountant

100 F Street, N.E.

Washington, D.C. 20549

We have read the statements made by Echo Healthcare Acquisition Corp., which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K on or about January 10, 2008. We agree with the statements concerning our Firm paragraphs 1 and 2 to Item 4.01 in such Form 8-K. We have no basis to agree or disagree with respect to any other statements made regarding other accountants.

Very truly yours,

/s/ Eisner LLP

Eisner LLP